EXHIBIT 23.1

Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-45770) pertaining to the 1998 Stock Incentive Plan of CoStar Group, Inc. of our report dated February 13, 2003, with respect to the consolidated financial statements of CoStar Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

McLean, Virginia
March 26, 2003